                                                                     EXHIBIT 4.1


                          STOCKHOLDERS VOTING AGREEMENT


      THIS STOCKHOLDERS VOTING AGREEMENT (this "AGREEMENT"), dated as of July 20, 1997, by and among TPG PARTNERS II, L.P. ("PARENT"), on the one hand, and WARBURG, PINCUS CAPITAL COMPANY, L.P. and WARBURG, PINCUS & CO. (each a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"), on the other hand,

                              W I T N E S S E T H:

      WHEREAS, Parent, TPG and Zilog, Inc., a Delaware corporation (the "COMPANY"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger (the "MERGER") of a to-be-formed Delaware corporation and wholly owned subsidiary of Parent ("SUB") with and into the Company with the Company being the surviving corporation (hereinafter sometimes referred to as the "SURVIVING CORPORATION"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

      WHEREAS, each Stockholder owns beneficially and (except as set forth on Schedule A attached hereto) of record the number of shares of Common Stock, par value $.01 per share, of the Company (the "COMMON STOCK") set forth opposite its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (including, without limitation, through the exercise of any option or by reason of any split, reclassification, stock dividend or other distribution with respect to the capital stock of the Company) by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "SUBJECT SHARES"); and

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement:

      NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

      1. Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of itself as follows:

      (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder (or in the case of a Stockholder which is a partnership, by a general partner on behalf of such partnership) and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency,


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
moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets the effect of which, in any case, would be material and adverse to the ability of the Stockholder to consummate the transactions contemplated hereby or to comply with the terms hereof.

      (b) The Subject Shares. The Stockholder is the beneficial and (except as set forth on Schedule A attached hereto) record owner of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder's name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder's name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

      2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent's property or assets the effect of which, in any case, would be material and adverse to the ability of Parent to consummate the transactions contemplated hereby or to comply with the terms hereof.

      3. Covenants of each Stockholder. Until the termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, agrees as follows:


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
      (a) Vote for the Merger. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted), or execute a written consent in respect of, the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives any appraisal rights granted pursuant to Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (or any successor provision) to which it may otherwise be entitled as a result of the Merger or the other transactions contemplated by the Merger Agreement.

      (b) Vote Against Takeover Proposals. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) the Subject Shares against (and shall not execute any written consent in favor of) (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

      (c) Transfer of Subject Shares. Except pursuant to this Agreement and except as provided in the immediately succeeding sentence of this Section 3(c), the Stockholder agrees not to (i) transfer, sell, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, in connection with, directly or indirectly, any Takeover Proposal, and agrees not to commit or agree to take any of the foregoing actions.

      (d) No Solicitation. During the term of this Agreement, the Stockholder shall not (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

      (e) The Stockholders shall each execute and deliver an "affiliate letter" in the form attached as an exhibit to the Merger Agreement as contemplated by the Merger Agreement.


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
      4. Election to Retain Company Stock and Stockholders Agreement. Each Stockholder hereby agrees that it will make and not revoke an effective Non-Cash Election with respect to and otherwise cause that number of Subject Shares specified as "Number of Pre-Closing Electing Shares" on Schedule A hereof (subject to adjustment in accordance with the adjustment mechanism set forth in Section 2.4 of the Merger Agreement) to be "Electing Shares" under the Merger Agreement. Each of the Stockholders and Parent agrees that it and the Company will prior to the Effective Time enter into a Stockholders Agreement consistent with the provisions of Schedule B hereto (all of the material terms of which are summarized therein).

      5.    Grant of Irrevocable Proxy.

      (a) Existing Proxies Revoked. The Stockholders represent that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

      (b) Grant of Irrevocable Proxy to Parent. Upon Parent's request, each Stockholder hereby agrees to irrevocably grant to, and appoint, Parent, and any person who may hereafter be designated by Parent as permitted under applicable law, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of or against, as the case may be, the matters set forth in Sections 3(a) and 3(b), and to execute and deliver an appropriate instrument irrevocably granting such proxy. The proxy granted herein shall terminate upon any termination of this Agreement in accordance with its terms.

      (c) Affirmations. Each Stockholder hereby affirms that any irrevocable proxy granted pursuant to Section 5(b) will be given in connection with the execution of the Merger Agreement, and that such irrevocable proxy will be given to secure the performance of the duties of the Stockholder under this Agreement. If so granted, the Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue thereof. Such irrevocable proxy, if and when executed, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

      6. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

      7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent or Sub or to any affiliate of Parent or Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


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

      8. Termination. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement (for any reason, including a termination pursuant to Section 8.1(d) or Section 8.1(e) thereof) and (b) the Effective Time of the Merger.

      9.    General Provisions.

      (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Parent in accordance with the notification provision contained in the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

      (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

      (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto and other than Sub, which is an express beneficiary of this Agreement, any rights or remedies hereunder.

      (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      (g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as


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
close as possible to the invalidated and unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

      10. Stockholder Representatives. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of, or the general partner of a partnership which is the beneficial owner of, such Stockholder's Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, affiliate or representative of a Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

      11. Enforcement. The parties agree, and the beneficiaries of each trust which is a party hereto have agreed, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court, (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or


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any of the transactions contemplated hereby, and (e) appoints The Corporation
Trust Company as such party's agent for service of process in the state of Delaware.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                        TPG PARTNERS II, L.P.

                                        By: TPG GenPar II, L.P.
                                            its General Partner,

                                        By: TPG Advisors II, Inc.
                                            its General Partner


                                        By:        /s/ DAVID M. STANTON
                                            ------------------------------------
                                        Name:          David M. Stanton
                                        Title:          Vice President


                                        STOCKHOLDERS:

                                        WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                        By: Warburg, Pincus & Co.,
                                            its General Partner,


                                        By:      /s/ WILLIAM H. JANEWAY
                                            ------------------------------------
                                        Name:        William H. Janeway
                                        Title:        A General Partner


                                        WARBURG, PINCUS & CO.


                                        By:       /s/ WILLIAM H. JANEWAY
                                            ------------------------------------
                                        Name:         William H. Janeway
                                        Title:         A General Partner


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
                                   SCHEDULE A


                                                                Number of
                                           Shares of           Pre-Closing
           Name                          Common Stock        Electing Share
           ----                          ------------        --------------


WARBURG, PINCUS CAPITAL                     5,378,004             400,000
COMPANY, L.P.
466 Lexington Avenue
New York, New York 10017


WARBURG, PINCUS & CO.                          99,500                   0
                                          -----------          ----------
466 Lexington Avenue
New York, New York 10017


        TOTAL                               5,477,504             400,000

                                   SCHEDULE B

                           SUMMARY OF PRINCIPAL TERMS
                                       OF
                             SHAREHOLDERS AGREEMENT


PARTIES The Company, TPG Partners II, L.P., together with its affiliates ("TPG"), Warburg, Pincus Capital Company, L.P. ("Warburg") and other shareholders who receive Shares in the Merger (the "Investors").

RIGHT OF FIRST OFFER               Warburg and the Investors will grant to the
                                   Company (or an affiliate thereof) a right of first offer with respect to any proposed sales by them of Shares. Reasonable and customary procedures concerning this right of first offer will be set forth in the Shareholders Agreement.

RIGHT TO CAUSE SALE                If TPG decides to sell all of its remaining
                                   Shares received in the Merger (other than a sale to an affiliate), and holds at that time
                                   (prior to giving effect of the proposed sale) more than 40% of such Shares, then TPG shall have the right to require Warburg and the Investors to sell their remaining Shares as part of that sale on the same price and terms
                                   (or to vote in favor of any merger or other transaction which would effect such a sale).

RIGHT TO PARTICIPATE IN SALE       In the event that, during the period
                                   beginning immediately after the closing of the Merger and ending upon a Public Offering, TPG holds 40% or more of the voting power of the Company and proposes to engage in a sale of equity interests which would result in a transfer of 40% or more of the voting power of the Company to an unaffiliated purchaser, then Warburg and the Investors shall have the right to participate pro rata in such sale transaction on the same price and terms as TPG. (As used herein, "Public Offering" shall mean a registered offering of equity securities of the Company or an institutional private placement or 144A offering of such equity securities with or without registration rights.)

REGISTRATION                       RIGHTS In the Shareholders Agreement (or by
                                   separate registration rights agreement) the
                                   Company will grant to Warburg and the
                                   Investors "piggyback" registration rights at the Company's expense (other than underwriting discounts and selling commissions), with customary provisions regarding notice of intent to file a registration statement, cutbacks in the event of an underwritten offering, indemnification and other customary provisions.

                                   Warburg and the Investors will, if requested by the underwriters for an underwritten public offering of equity securities of the Company, agree not to sell or transfer any equity securities of the Company (other than equity securities, if any, including in such offering), without the consent of the underwriters, for a period of not more than 180 days following effectiveness of the registration statement relating to a Public Offering.

FACILITATION OF DISPOSITION        If a Public Offering shall have not occurred
                                   within five years of the Closing of the
                                   Merger, the Company will reimburse Warburg for the cost of investment banking fees, in an amount not to exceed $50,000, in connection with an analysis of Warburg's ownership position and disposition strategies.

AFFILIATE TRANSACTIONS             The Shareholders Agreement will provide that
                                   agreements or transactions between the
                                   Company and TPG or any of its affiliates shall require the prior approval of the holders of a majority of the voting common stock of the Company (excluding stock held by TPG and its affiliates) other than agreements or transactions which are on arms-length terms or consulting fees with terms which are customary as between TPG and its portfolio companies.


                                       B-2